                                                Ford Motor Company and Subsidiaries

                                                            HIGHLIGHTS
                                                            ----------


                                                          Fourth Quarter                             Full Year
                                                  ----------------------------            -----------------------------
                                                    1997              1996                  1997               1996
                                                  ---------         ----------            ----------         ----------
                                                          (unaudited)

Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- United States                                       987             1,006                  4,016              3,897
- Outside United States                               804               747                  2,927              2,756
                                                    -----             -----                  -----              -----
   Total                                            1,791             1,753                  6,943              6,653
                                                    =====             =====                  =====              =====

Sales and revenues (in millions)
- Automotive                                      $31,897           $31,505               $122,935           $118,023
- Financial Services                                8,055             7,328                 30,692             28,968
                                                  -------           -------               --------           --------
   Total                                          $39,952           $38,833               $153,627           $146,991
                                                  =======           =======               ========           ========

Net income (in millions)
- Automotive                                      $ 1,341           $   390               $  4,714           $  1,655
- Financial Services                                  455               814                  2,206              2,791
                                                  -------           -------               --------           --------
   Total                                          $ 1,796           $ 1,204               $  6,920           $  4,446
                                                  =======           =======               ========           ========

Capital expenditures (in millions)
- Automotive                                      $ 2,389           $ 2,413               $  8,142           $  8,209
- Financial Services                                  162                93                    575                442
                                                  -------           -------               --------           --------
   Total                                          $ 2,551           $ 2,506               $  8,717           $  8,651
                                                  =======           =======               ========           ========

Automotive capital expenditures as a
 percentage of sales                                  7.5%              7.7%                   6.6%               7.0%

Stockholders' equity at December 31
- Total (in millions)                             $30,734           $26,762               $ 30,734           $ 26,762
- After-tax return on Common and
   Class B stockholders' equity                      24.1%             18.4%                  24.4%              17.6%

Automotive net cash at December 31
 (in millions)
- Cash and marketable securities                  $20,835           $15,414               $ 20,835           $ 15,414
- Debt                                              8,176             8,156                  8,176              8,156
                                                  -------           -------               --------           --------
   Automotive net cash                            $12,659           $ 7,258               $ 12,659           $  7,258
                                                  =======           =======               ========           ========

After-tax return on sales
- U.S. Automotive                                     5.8%              3.2%                   4.6%               2.7%
- Total Automotive                                    4.2%              1.3%                   3.9%               1.4%

Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                        1,201             1,187                  1,195              1,179
- Number outstanding at December 31                 1,202             1,188                  1,202              1,188

Common Stock price (per share)
- High                                            $50-1/4           $33-7/8               $ 50-1/4           $ 37-1/4
- Low                                              41-1/2            30-3/8                 30                 27-1/4

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income assuming dilution
- Automotive                                      $  1.08           $  0.32               $   3.82           $   1.33
- Financial Services                                 0.37              0.67                   1.80               2.31
                                                  -------           -------               --------           --------
   Total                                          $  1.45           $  0.99               $   5.62           $   3.64
                                                  =======           =======               ========           ========

Cash dividends                                    $ 0.420           $ 0.385               $  1.645           $   1.47



                                                Ford Motor Company and Subsidiaries

                                                        VEHICLE UNIT SALES
                                                        ------------------

                                         For the Periods Ended December 31, 1997 and 1996
                                                          (in thousands)



                                                     Fourth Quarter                            Full Year
                                               -------------------------              -------------------------
                                                1997             1996                  1997             1996
                                               --------         --------              --------         --------
                                                    (unaudited)


North America
United States
 Cars                                            409              428                 1,614            1,656
 Trucks                                          578              578                 2,402            2,241
                                               -----            -----                 -----            -----
  Total United States                            987            1,006                 4,016            3,897

Canada                                            91               84                   319              258
Mexico                                            40               28                    97               67
                                               -----            -----                 -----            -----

  Total North America                          1,118            1,118                 4,432            4,222

Europe
Britain                                          124              140                   466              516
Germany                                          137              106                   460              436
Italy                                             70               51                   248              180
Spain                                             43               41                   155              155
France                                            41               47                   153              194
Other countries                                   91              103                   318              339
                                               -----            -----                 -----            -----

  Total Europe                                   506              488                 1,800            1,820

Other international
Brazil                                            49               48                   214              190
Argentina                                         35               21                   143               64
Australia                                         31               31                   132              138
Taiwan                                            17               14                    79               86
Japan                                             10               11                    40               52
Other countries                                   25               22                   103               81
                                               -----            -----                 -----            -----

  Total other international                      167              147                   711              611
                                               -----            -----                 -----            -----

Total worldwide vehicle unit sales             1,791            1,753                 6,943            6,653
                                               =====            =====                 =====            =====

Vehicle unit sales generally are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.



                                                Ford Motor Company and Subsidiaries

                                                 CONSOLIDATED STATEMENT OF INCOME
                                                 --------------------------------

                                      For the Periods Ended December 31, 1997, 1996 and 1995
                                              (in millions, except amounts per share)

                                                                            1997            1996            1995
                                                                         ------------    -----------    -------------


AUTOMOTIVE
Sales (Note 1)                                                           $122,935        $118,023       $110,496

Costs and expenses (Notes 1 and 15):
Costs of sales                                                            108,907         108,882        101,171
Selling, administrative and other expenses                                  7,082           6,625          6,044
                                                                         --------        --------       --------
  Total costs and expenses                                                115,989         115,507        107,215

Operating income                                                            6,946           2,516          3,281

Interest income                                                             1,116             841            800
Interest expense                                                              788             695            622
                                                                         --------        --------       --------
  Net interest income                                                         328             146            178
Equity in net loss of affiliated companies (Note 1)                           (88)             (6)          (154)
Net expense from transactions with
 Financial Services (Note 1)                                                 (104)            (85)          (139)
                                                                         --------        --------       --------

Income before income taxes - Automotive                                     7,082           2,571          3,166

FINANCIAL SERVICES
Revenues (Note 1)                                                          30,692          28,968         26,641

Costs and expenses (Note 1):
Interest expense                                                            9,712           9,704          9,424
Depreciation                                                                7,645           6,875          6,500
Operating and other expenses                                                6,621           6,217          5,499
Provision for credit and insurance losses                                   3,230           2,564          1,818
Asset write-downs and dispositions (Note 15)                                    -             121              -
                                                                         --------        --------       --------
  Total costs and expenses                                                 27,208          25,481         23,241
Net revenue from transactions with Automotive (Note 1)                        104              85            139
Gain on sale of Common Stock of a subsidiary (Note 15)                        269             650              -
                                                                         --------        --------       --------

Income before income taxes - Financial Services                             3,857           4,222          3,539
                                                                         --------        --------       --------

TOTAL COMPANY
Income before income taxes                                                 10,939           6,793          6,705
Provision for income taxes (Note 6)                                         3,741           2,166          2,379
                                                                         --------        --------       --------
Income before minority interests                                            7,198           4,627          4,326
Minority interests in net income of subsidiaries                              278             181            187
                                                                         --------        --------       --------
Net income                                                               $  6,920        $  4,446       $  4,139
                                                                         ========        ========       ========
Income attributable to Common and Class B Stock
 after preferred stock dividends (Note 1)                                $  6,866        $  4,381       $  3,839

Average number of shares of Common and Class B
 Stock outstanding (Note 1)                                                 1,195           1,179          1,071

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 1)

Basic income                                                             $   5.75        $   3.73       $   3.58

Diluted income                                                           $   5.62        $   3.64       $   3.33

Cash dividends                                                           $  1.645        $   1.47       $   1.23




The accompanying notes are part of the financial statements.



                                                Ford Motor Company and Subsidiaries

                                                    CONSOLIDATED BALANCE SHEET
                                                    --------------------------
                                                           (in millions)

                                                                                          December 31,      December 31,
                                                                                              1997              1996
                                                                                         --------------     -------------

ASSETS
Automotive
Cash and cash equivalents                                                                 $  6,316           $  3,578
Marketable securities (Note 2)                                                              14,519             11,836
                                                                                          --------           --------
   Total cash and marketable securities                                                     20,835             15,414

Receivables                                                                                  3,097              3,133
Inventories (Note 4)                                                                         5,468              6,656
Deferred income taxes                                                                        3,249              3,296
Other current assets (Note 1)                                                                3,782              3,193
Net current receivable from Financial Services (Note 1)                                        416                  0
                                                                                          --------           --------
   Total current assets                                                                     36,847             31,692

Equity in net assets of affiliated companies (Note 1)                                        1,951              2,483
Net property (Note 5)                                                                       34,594             33,527
Deferred income taxes                                                                        3,712              4,429
Other assets (Notes 1 and 8)                                                                 7,975              7,527
                                                                                          --------           --------
   Total Automotive assets                                                                  85,079             79,658

Financial Services
Cash and cash equivalents                                                                    1,618              3,689
Investments in securities (Note 2)                                                           2,207              2,307
Net receivables and lease investments (Note 3)                                             176,416            163,030
Other assets (Note 1)                                                                       13,777             13,710
Net receivable from Automotive (Note 1)                                                          0                473
                                                                                          --------           --------
   Total Financial Services assets                                                         194,018            183,209
                                                                                          --------           --------

   Total assets                                                                           $279,097           $262,867
                                                                                          ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                            $ 11,997           $ 11,735
Other payables                                                                               2,557              2,206
Accrued liabilities (Note 7)                                                                16,250             16,587
Income taxes payable                                                                         1,358                508
Debt payable within one year (Note 9)                                                        1,129              1,661
Net current payable to Financial Services (Note 1)                                               0                473
                                                                                          --------           --------
   Total current liabilities                                                                33,291             33,170

Long-term debt (Note 9)                                                                      7,047              6,495
Other liabilities (Note 7)                                                                  28,899             26,793
Deferred income taxes                                                                        1,210              1,225
                                                                                          --------           --------
   Total Automotive liabilities                                                             70,447             67,683

Financial Services
Payables                                                                                     4,539              4,695
Debt (Note 9)                                                                              160,071            150,205
Deferred income taxes                                                                        4,347              4,338
Other liabilities and deferred income                                                        7,865              8,504
Net payable to Automotive (Note 1)                                                             416                  0
                                                                                          --------           --------
   Total Financial Services liabilities                                                    177,238            167,742

Company-obligated mandatorily redeemable preferred securities of a subsidiary
 trust holding solely junior subordinated debentures of the Company (Note 1)                   678                680

Stockholders' equity
Capital stock (Note 10 and 11)
 Preferred Stock, par value $1.00 per share (aggregate liquidation preference
  of $637 million and $694 million)                                                              *                  *
 Common Stock, par value $1.00 per share (1,132 and 1,118 million shares issued)             1,132              1,118
 Class B Stock, par value $1.00 per share (71 million shares issued)                            71                 71
Capital in excess of par value of stock                                                      5,564              5,268
Foreign currency translation adjustments and other (Note 1)                                 (1,267)               (29)
Earnings retained for use in business                                                       25,234             20,334
                                                                                          --------           --------
   Total stockholders' equity                                                               30,734             26,762
                                                                                          --------           --------

   Total liabilities and stockholders' equity                                             $279,097           $262,867
                                                                                          ========           ========

- - - -
*Less than $500,000

The accompanying notes are part of the financial statements.



                                         Ford Motor Company and Subsidiaries

                                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   ----------------------------------------------

                               For the Periods Ended December 31, 1997, 1996 and 1995
                                                    (in millions)

                                                        1997                          1996                          1995
                                             ----------------------------  ----------------------------  ---------------------------
                                                              Financial                     Financial                    Financial
                                              Automotive      Services      Automotive      Services      Automotive      Services
                                             --------------  ------------  --------------  ------------  -------------   -----------


Cash and cash equivalents at
January 1                                     $ 3,578        $   3,689      $ 5,750        $  2,690       $ 4,481         $ 1,739

Cash flows from operating activities
 (Note 16)                                     13,984           13,650        6,576          12,681         8,849          12,322

Cash flows from investing activities
 Capital expenditures                          (8,142)            (576)      (8,209)           (442)       (8,676)           (321)
 Purchase of leased assets                       (332)               -         (195)              -             0               -
 Acquisitions of other companies                    0              (40)           0            (166)            0               0
 Acquisitions of receivables and
  lease investments                                 -         (117,895)           -        (109,087)            -         (99,967)
 Collections of receivables and
  lease investments                                 -           86,842            -          82,398             -          71,149
 Net acquisitions of daily rental vehicles          -             (958)           -          (1,759)            -          (1,459)
 Net proceeds from USL Capital
  asset sales (Note 15)                             -                -            -           1,157             -               -
 Purchases of securities (Note 16)                (43)          (3,067)          (6)         (8,020)          (51)         (6,274)
 Sales and maturities of securities
  (Note 16)                                        13            3,520            7           9,863           325           5,052
 Proceeds from sales of receivables
  and lease investment                              -            5,197            -           2,867             -           4,360
 Net investing activity with
  Financial Services                              258                -          416               -           (19)              -
 Other                                           (285)            (568)        (586)            (45)          558            (184)
                                              -------         --------      -------        --------       --------        -------
   Net cash used in investing activities       (8,531)         (27,545)      (8,573)        (23,234)       (7,863)        (27,644)

Cash flows from financing activities
 Cash dividends                                (2,020)               -       (1,800)              -        (1,559)              -
 Issuance of Common Stock                         310                -          192               -           601               -
 Issuance of Common Stock of a
  subsidiary (Note 15)                              -              453            -           1,897             -               -
 Changes in short-term debt                      (430)           6,210          151           3,474           413           5,884
 Proceeds from issuance of other debt           1,100           22,923        1,688          22,342           300          23,854
 Principal payments on other debt                (668)         (18,215)      (1,031)        (14,428)         (177)        (11,489)
 Net financing activity with Automotive             -             (258)           -            (416)            -              19
 Receipts from annuity contracts                    -                -            -               -             -             283
 Net redemption of subsidiary company
  preferred stock (Note 1)                          -                -            -               -             -          (1,875)
 Other                                              1             (206)          37            (528)          121             102
                                              -------         --------      -------        --------       -------         -------
   Net cash (used in)/provided by
    financing activities                       (1,707)          10,907         (763)         12,341          (301)         16,778

Effect of exchange rate changes on cash          (119)              28          (85)           (116)          107             (28)
Net transactions with Automotive/
 Financial Services                              (889)             889          673            (673)          477            (477)
                                              -------         ----------    -------         -------       -------         -------

   Net (decrease)/increase in cash and
    cash equivalents                            2,738           (2,071)      (2,172)            999         1,269             951
                                              -------         --------      -------         --------      --------        -------

Cash and cash equivalents at December 31      $ 6,316         $  1,618      $ 3,578         $ 3,689       $ 5,750         $ 2,690
                                              =======         ========      =======         =======       =======         =======

 The accompanying notes are part of the financial statements.


                                                Ford Motor Company and Subsidiaries

                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                          ---------------------------------------------

                                       For the Years Ended December 31, 1997, 1996 and 1995
                                                           (in millions)

                                                                        1997             1996          1995
                                                                      --------         --------      --------
CAPITAL STOCK (Note 10)
Common Stock:
Balance at beginning of year                                           $ 1,118          $ 1,089       $   952
Issued for Series A Preferred Stock conversion,
 employee benefit plans and other                                           14               29           137
                                                                       -------          -------       -------
  Balance at end of year                                                 1,132            1,118         1,089

Class B Stock:
Balance at beginning of year                                                71               71            71
Changes during year                                                          -                -             -
                                                                       -------          -------       -------
  Balance at end of year                                                    71               71            71

Series A Preferred Stock                                                     *                *             *

Series B Preferred Stock (Note 1)                                            *                *             *

CAPITAL IN EXCESS OF PAR VALUE OF STOCK
Balance at beginning year                                                5,268            5,105         5,273
Exchange of Series B Preferred Stock (Notes 1 and 10)                        -                -          (632)
Issued for Series A Preferred Stock conversion,
 employee benefit plans and other                                          296              163           464
                                                                       --------         -------       -------
  Balance at end of year                                                 5,564            5,268         5,105

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
 AND OTHER (Note 1)
Balance at beginning of year                                               (29)             594           189
Translation adjustments during year                                     (1,038)            (408)          250
Minimum pension liability adjustment                                       (70)            (159)         (108)
Other                                                                     (130)             (56)          263
                                                                       -------          -------       -------
  Balance at end of year                                                (1,267)             (29)          594

EARNINGS RETAINED FOR USE IN THE BUSINESS
Balance at beginning of year                                            20,334           17,688        15,174
Net income                                                               6,920            4,446         4,139
Cash dividends                                                          (2,020)          (1,800)       (1,559)
Fair value adjustment from exchange of
 Series B Preferred Stock (Note 1)                                           -                -           (66)
                                                                       -------           ------        ------
  Balance at end of year                                                25,234           20,334        17,688
                                                                       -------           ------        ------
Total stockholders' equity                                             $30,734          $26,762       $24,547
                                                                       =======          =======       =======



                                                                                            Series A        Series B
                                                                 Common       Class B       Preferred       Preferred
                                                                 Stock         Stock         Stock           Stock
                                                                 -----         -----         -----           -----
SHARES OF CAPITAL STOCK
Issued at December 31, 1994                                        952            71         0.046           0.023

Additions
  1995 - Conversion of Series A Preferred Stock                    115             -        (0.035)              -
       - Employee benefit plans and other                           22             -             -               -
       - Exchange of Series B Preferred Stock (Note 10)              -             -             -          (0.013)
  1996 - Conversion of Series A Preferred Stock                     23             -        (0.007)              -
       - Employee benefit plans and other                            6             -             -               -
  1997 - Conversion of Series A Preferred Stock                      4             -        (0.001)              -
       - Employee benefit plans and other                           10             -             -               -
                                                                 -----            --        ------          ------
    Net additions                                                  180             -        (0.043)         (0.013)
                                                                 -----            --        ------          ------
Issued at December 31, 1997                                      1,132            71         0.003           0.010
                                                                 =====            ==        ======          ======

Authorized at December 31, 1997                                  3,000           265           -- In total: 30 --

- - - - -

*The balances at the beginning and end of each period were less than $500,000.


The accompanying notes are part of the financial statements.

                       Ford Motor Company and Subsidiaries

                          Notes to Financial Statements


NOTE 1.  Accounting Policies
----------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements include all significant majority-owned subsidiaries and reflect the operating results, assets, liabilities and cash flows for two business segments: Automotive and Financial Services. The assets and liabilities of the Automotive segment are classified as current or noncurrent, and those of the Financial Services segment are unclassified. Affiliates that are 20% to 50% owned, principally Mazda Motor Corporation and AutoAlliance International Inc., and subsidiaries where control is expected to be temporary, principally investments in certain dealerships, are accounted for on an equity basis. Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions. For purposes of Notes to Financial Statements, "Ford" or "the company" means Ford Motor Company and its majority-owned consolidated subsidiaries unless the context requires otherwise. Certain amounts for prior periods are reclassified, if required, to conform with present period presentations.

Automotive revenues and costs for 1997 and 1996 include new entities in Brazil and Argentina resulting from the dissolution of Autolatina; amounts for 1995 exclude these entities (Note 15).

Nature of Operations
--------------------

The company operates in two principal business segments. The Automotive segment consists of the design, manufacture, assembly and sale of cars, trucks and related parts and accessories. The Financial Services segment consists primarily of financing operations, vehicle and equipment leasing and rental operations, and insurance operations.

Intersegment transactions represent principally transactions occurring in the ordinary course of business, borrowings and related transactions between entities in the Financial Services and Automotive segments, and interest and other support under special vehicle financing programs. These arrangements are reflected in the respective business segments.

Revenue Recognition - Automotive
--------------------------------

Sales are recorded by the company when products are shipped to dealers, except as described below. Estimated costs for approved sales incentive programs normally are recognized as sales reductions at the time of revenue recognition. Estimated costs for sales incentive programs approved subsequent to the time that related sales were recorded are recognized when the programs are approved.

Beginning December 1, 1995, sales through dealers to certain daily rental companies where the daily rental company has an option to require Ford to repurchase vehicles, subject to certain conditions, are recognized over the period of daily rental service in a manner similar to lease accounting. This change in accounting principle was made in accordance with the Emerging Issues Task Force consensus on Issue 95-1, "Revenue Recognition on Sales with a Guaranteed Minimum Residual Value." Ford elected to recognize this change in accounting principle on a prospective basis; the effect on the company's consolidated results of operations was not material. Previously, the company recognized revenue for these vehicles when shipped. The carrying value of these vehicles, included in other current assets, was $2,170 million at December 31, 1997, and $1,803 million at December 31, 1996.

----------------------------

Revenue Recognition - Financial Services
----------------------------------------

Revenue from finance receivables is recognized over the term of the receivable using the interest method. Certain loan origination costs are deferred and amortized over the term of the related receivable as a reduction in financing revenue. Revenue from operating leases is recognized as scheduled payments become due. Agreements between Automotive operations and certain Financial Services operations provide for interest supplements and other support costs to be paid by Automotive operations on certain financing and leasing transactions. Financial Services operations recognize this revenue in income over the period that the related receivables and leases are outstanding; the estimated costs of interest supplements and other support costs are recorded as sales incentives by Automotive operations in the same manner as sales incentives described above.

Other Costs
-----------

Advertising and sales promotion costs are expensed as incurred. Advertising costs were $2,315 million in 1997, $2,155 million in 1996 and $2,024 million in 1995.

Estimated costs related to product warranty are accrued at the time of sale.

Research and development costs are expensed as incurred and were $6,327 million in 1997, $6,821 million in 1996 and $6,624 million in 1995.

Income Per Share of Common and Class B Stock
--------------------------------------------

The company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", for financial statements for the year ended December 31, 1997. Adoption of this standard did not have a material effect on reported income per share.

Basic income per share of Common and Class B Stock is calculated by dividing the income attributable to Common and Class B Stock by the average number of shares of Common and Class B Stock outstanding during the applicable period, adjusted for issuable shares and uncommitted ESOP shares.

The company had Series A Preferred Stock convertible to Common Stock. Other obligations, such as stock options, are considered to be potentially dilutive common stock. The calculation of diluted income per share of Common and Class B Stock takes into account the effect of these convertible securities and potentially dilutive common stock.

----------------------------

Income per share of Common and Class B Stock were as follows (in millions):

                                                      1997                   1996                   1995
                                                 --------------         --------------        ---------------
                                                 Income  Shares         Income  Shares        Income   Shares
                                                 ------  ------         ------  ------        ------  -------
Net income                                       $6,920   1,195         $4,446   1,179         $4,139   1,071
Preferred stock dividend requirements               (54)      -            (65)      -           (234)      -
Exchange adjustment of Series B Pref. Stock*          -       -              -       -            (66)      -
Issuable and uncommitted ESOP shares                  -      (1)             -      (4)             -       0
                                                 ------   -----         ------  ------         ------   -----
Basic income and shares                          $6,866   1,194         $4,381   1,175         $3,839   1,071

Basic Income Per Share                           $ 5.75                 $ 3.73                 $ 3.58
----------------------


Basic income and shares                          $6,866   1,194         $4,381   1,175         $3,839   1,071
Net dilutive effect of options                        -      20              -      16              -      15
Convertible preferred stock and other                 8      10             24      19            141     110
                                                 ------   -----        -------   -----         ------   -----
Diluted income and shares                        $6,874   1,224         $4,405   1,210         $3,980   1,196

Diluted Income Per Share                         $ 5.62                 $ 3.64                 $ 3.33
------------------------


- - - - -
* Represents a one-time reduction of $0.06 per share of Common and Class B Stock to reflect the excess of the fair value of company-obligated mandatorily redeemable preferred securities of a subsidiary trust at date of issuance over the carrying amount of exchanged Series B Preferred Stock


Derivative Financial Instruments
--------------------------------

Ford has operations in over 30 countries and sells vehicles in over 200 markets, and is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, interest rates and commodity prices. These financial exposures are monitored and managed by the company as an integral part of the company's overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on the company's results. The company uses derivative financial instruments to manage the exposures to fluctuations in exchange rates, interest rates and commodity prices. All derivative financial instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of leveraged derivatives or use of any derivatives for speculative purposes.

Ford's primary foreign currency exposures, in terms of net corporate exposure, are in the German Mark, Japanese Yen, British Pound Sterling, Brazilian Real and Spanish Peseta. Agreements to manage foreign currency exposures include forward contracts, swaps and options. The company uses these derivative instruments to hedge assets and liabilities denominated in foreign currencies, firm commitments and certain investments in foreign subsidiaries. Gains and losses on hedges of firm commitments are deferred and recognized with the related transactions. In the case of hedges of net investments in foreign subsidiaries, gains and losses are recognized as an adjustment to the foreign currency translation component of stockholders' equity. All other gains and losses are recognized in cost of sales for Automotive and interest expense for Financial Services. These instruments usually mature in two years or less for Automotive exposures and longer for Financial Services exposures, consistent with the underlying transactions. The effect of changes in exchange rates may not be fully offset by gains or losses on currency derivatives, depending on the extent to which the exposures are hedged.

----------------------------

Interest rate swap agreements are used to manage the effects of interest rate fluctuations by changing the interest rate characteristics of debt to match the interest rate characteristics of corresponding assets. These instruments mature consistent with underlying debt issues as identified in Note 9. The differential paid or received on interest rate swaps is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt.

Ford has a commodity hedging program that uses primarily forward contracts and options to manage the effects of changes in commodity prices on Automotive results. The financial instruments used in this program mature in two years or less, consistent with the related purchase commitments. Gains and losses are recognized in cost of sales during the settlement period of the related transactions.

Foreign Currency Translation
----------------------------

Assets and liabilities of foreign subsidiaries generally are translated to U.S. dollars at end-of-period exchange rates. The effects of this translation for most foreign subsidiaries are reported in a separate component of stockholders' equity. Remeasurement of assets and liabilities of foreign subsidiaries that use the U.S. dollar as their functional currency are included in income as transaction gains and losses. Income statement elements of all foreign subsidiaries are translated to U.S. dollars at average-period exchange rates and are recognized as part of revenues, costs and expenses. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the subsidiary involved.

Net transaction gains and losses, as described above, decreased net income by $164 million in 1997 and by $156 million in 1996, and increased net income by $13 million in 1995.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles
--------------------------------------------------------------------

The company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill to the amortization recorded for the operations to which the goodwill relates. The company also evaluates the carrying value of long-lived assets and long-lived assets to be disposed of for potential impairment periodically. The company considers projected future operating results, cash flows, trends and other circumstances in making such estimates and evaluations.

Goodwill
--------

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is amortized using the straight-line method principally over 40 years. Total goodwill included in Automotive other assets was $2.1 billion at December 31, 1997, and $2.3 billion at December 31, 1996. Total goodwill included in Financial Services other assets was $2.7 billion at December 31, 1997, and $2.9 billion at December 31, 1996.

----------------------------

Company-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust
-----------------------------------------------------------------------------

During 1995, Ford Motor Company Capital Trust I (the "Trust") issued $632 million of its 9% Trust Originated Preferred Securities (the "Preferred Securities") in a one-for-one exchange for 25,273,537 shares of the company's outstanding Series B Depositary Shares ("Depositary Shares"). Concurrent with the exchange and the related purchase by Ford of the Trust's common securities (the "Common Securities"), the company issued to the Trust $651 million aggregate principal amount of its 9% Junior Subordinated Debentures due December 2025 (the "Debentures"). The sole assets of the Trust are and will be the Debentures. The Debentures are redeemable, in whole or in part, at the company's option on or after December 1, 2002, at a redemption price of $25 per Debenture plus accrued and unpaid interest. If the company redeems the Debentures, or upon maturity of the Debentures, the Trust is required to redeem the Preferred Securities and Common Securities at $25 per share plus accrued and unpaid distributions.

Ford guarantees to pay in full to the holders of the Preferred Securities all distributions and other payments on the Preferred Securities to the extent not paid by the Trust only if and to the extent that Ford has made a payment of interest or principal on the Debentures. This guarantee, when taken together with Ford's obligations under the Debentures and the Indenture relating thereto and its obligations under the Declaration of Trust of the Trust, including its obligation to pay certain costs and expenses of the Trust, constitutes a full and unconditional guarantee by Ford of the Trust's obligations under the Preferred Securities.


NOTE 2.  Marketable and Other Securities
----------------------------------------

Trading securities are recorded at fair value with unrealized gains and losses included in income. Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from income and reported, net of tax, in a separate component of stockholders' equity. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The bases of cost used in determining realized gains and losses are specific identification for Automotive operations and first-in, first-out for Financial Services operations.

The fair value of most securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

Automotive
----------

Investments in securities at December 31 were as follows (in millions):

                                                                         Gross        Gross                 Memo:
                                                           Amortized   Unrealized   Unrealized    Fair      Book
                                                             Cost        Gains        Losses      Value     Value
                                                           ---------   ----------   ----------   -------   -------
1997
----
Trading securities                                         $14,114         $29         $ -       $14,143   $14,143
Available-for-sale securities - Corporate securities           395           -          19           376       376
                                                           -------         ---         ---       -------   -------
  Total investment in securities                           $14,509         $29         $19       $14,519   $14,519
                                                           =======         ===         ===       =======   =======
1996
----
Trading securities                                         $11,812         $25         $ 1       $11,836   $11,836


----------------------------------------

During 1997, $365 million of bonds issued by affiliates were reclassified from equity in net assets of affiliated companies to available-for-sale marketable securities. In 1997, proceeds from sales of available-for-sale securities were $8 million; no gross gains or losses were realized on those sales. Stockholders' equity included, net of tax, net unrealized gains of $28 million in 1997 and $96 million in 1996 on securities owned by certain unconsolidated affiliates. The available-for-sale securities at December 31 by contractual maturity were due between one and five years.

Financial Services
------------------

Investments in securities at December 31, 1997 were as follows (in millions):

                                                                         Gross        Gross                 Memo:
                                                           Amortized   Unrealized   Unrealized    Fair      Book
                                                             Cost        Gains        Losses      Value     Value
                                                           ---------   ----------   ----------   ------    ------

Trading securities                                           $  267       $ 4           $1       $  270    $  270

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                                        385         4            1          388       388
Municipal securities                                             13         -            -           13        13
Debt securities issued by foreign governments                    36         -            -           36        36
Corporate securities                                            489         7            1          495       495
Mortgage-backed securities                                      837         8            1          844       844
Other debt securities                                            14         -            -           14        14
Equity securities                                                53        65            2          116       116
                                                             ------       ---           --       ------    ------
  Total available-for-sale securities                         1,827        84            5        1,906     1,906

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                                          7         -            -            7         7
Corporate securities                                             15         -            -           15        15
Other debt securities                                             3         -            -            3         3
                                                             ------       ---           --       ------    ------
  Total held-to-maturity securities                              25         -            -           25        25

  Total investments in securities with
   readily determinable fair value                            2,119       $88           $6       $2,201     2,201
                                                                          ===           ==       ======
Equity securities not practicable to fair value                   6                                             6
                                                             ------                                        ------
    Total investments in securities                          $2,125                                        $2,207
                                                             ======                                        ======

Investments in securities at December 31, 1996 were as follows (in millions):

                                                                         Gross        Gross                Memo:
                                                           Amortized   Unrealized   Unrealized    Fair     Book
                                                             Cost        Gains        Losses      Value    Value
                                                           ---------    ---------   ----------   -------  ------
Trading securities                                           $  410       $  3          $ 1      $  412   $  412

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                                        429          6            2         433      433
Municipal securities                                             14          -            -          14       14
Debt securities issued by foreign governments                    42          1            -          43       43
Corporate securities                                            505          3            5         503      503
Mortgage-backed securities                                      682          3            5         680      680
Other debt securities                                             2          -            -           2        2
Equity securities                                               107         89            3         193      193
                                                             ------       ----          ---      ------   ------
  Total available-for-sale securities                         1,781        102           15       1,868    1,868

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                                          9          -            -           9        9
Corporate securities                                             13          -            -          13       13
                                                             ------       ----          ---      ------   ------
  Total held-to-maturity securities                              22          -            -          22       22

  Total investments in securities with
   readily determinable fair value                            2,213       $105          $16      $2,302    2,302
                                                                          ====          ===      ======
Equity securities not practicable to fair value                   5                                            5
                                                             ------                                       ------
    Total investments in securities                          $2,218                                       $2,307
                                                             ======                                       ======

----------------------------------------

------------------

The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31 by contractual maturity, were as follows (in millions):

                                                              Available-for-sale             Held-to-maturity
                                                            -----------------------     -------------------------
                                                            Amortized                   Amortized
         1997                                                  Cost      Fair Value        Cost        Fair Value
         ----                                               ---------    ----------     ----------     ----------
         Due in one year or less                            $  100       $  101            $14            $14
         Due after one year through five years                 443          446             10             10
         Due after five years through ten years                273          276              -              -
         Due after ten years                                   121          124              1              1
         Mortgage-backed securities                            837          843              -              -
         Equity securities                                      53          116              -              -
                                                            ------       ------            ---            ---
           Total                                            $1,827       $1,906            $25            $25
                                                            ======       ======            ===            ===

         1996
         ----
         Due in one year or less                            $   70       $   70            $ 5            $ 5
         Due after one year through five years                 503          508             14             14
         Due after five years through ten years                355          353              1              1
         Due after ten years                                    64           64              2              2
         Mortgage-backed securities                            682          680              -              -
         Equity securities                                     107          193              -              -
                                                            ------       ------            ---            ---
           Total                                            $1,781       $1,868            $22            $22
                                                            ======       ======            ===            ===

Proceeds from sales of available-for-sale securities were $2.9 billion in 1997, $8.4 billion in 1996 and $2.4 billion in 1995. In 1997, gross gains of $98 million and gross losses of $8 million were realized on those sales; gross gains of $43 million and gross losses of $21 million were realized in 1996, and gross gains of $39 million and gross losses of $18 million were realized in 1995. Stockholders' equity included, net of tax, net unrealized gains of $50 million and $54 million at December 31, 1997 and 1996, respectively.


NOTE 3.  Receivables - Financial Services
-----------------------------------------

Included in net receivables and lease investments at December 31 were net finance receivables, investments in direct financing leases and investments in operating leases. The investments in direct financing and operating leases relate to the leasing of vehicles, various types of transportation and other equipment, and facilities.

Net finance receivables at December 31 were as follows (in millions):

                                                                     1997             1996
                                                                   --------         ------
                  Retail                                           $ 65,661         $ 61,197
                  Wholesale                                          24,520           25,066
                  Real estate, mainly residential                    21,065           18,940
                  Other finance receivables                          19,482           17,097
                                                                   --------         --------
                    Total finance receivables                       130,728          122,300
                  Allowance for credit losses                        (3,021)          (2,364)
                                                                   --------         --------
                    Total net finance receivables                   127,707          119,936
                  Retained interest in sold receivables                 999            1,124
                  Other                                                  85               76
                                                                   --------         --------
                    Net finance and other receivables and
                     retained interest in sold receivables         $128,791         $121,136

                  Net finance receivables subject to
                   fair value*                                     $128,594         $120,832
                  Fair value                                       $131,976         $122,104

                  - - - - -
                  *Excludes certain diversified and other receivables of $197 million and $304 million at December 31, 1997 and 1996, respectively

-----------------------------------------

Included in finance receivables at December 31, 1997 and 1996 were a total of $1 billion and $1.2 billion, respectively, owed by three customers with the largest receivable balances. Other finance receivables consisted primarily of commercial and consumer loans, collateralized loans, credit card receivables, general corporate obligations and accrued interest. Also included in other finance receivables at December 31, 1997 and 1996 were $3.7 billion and $4 billion, respectively, of accounts receivable purchased by certain Financial Services operations from Automotive operations.

Contractual maturities of total finance receivables are as follows (in millions): 1998 - $62,057; 1999 - $22,318; 2000 - $13,625; thereafter - $32,728.
Experience indicates that a substantial portion of the portfolio generally is repaid before the contractual maturity dates.

The fair value of most receivables was estimated by discounting future cash flows using an estimated discount rate that reflected the credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book value approximated fair value.

Investments in direct financing leases at December 31 were as follows (in millions):

                                                                      1997            1996
                                                                    -------          ------
                  Minimum lease rentals, net
                   of unearned income                               $ 7,874          $6,816
                  Estimated residual values                           2,923           2,938
                  Allowance for credit losses                          (143)           (114)
                                                                    -------          ------
                    Net investments in direct financing leases      $10,654          $9,640
                                                                    =======          ======

Minimum direct financing lease rentals are contractually due as follows (in millions): 1998 - $2,843; 1999 - $2,152; 2000 - $1,551; 2001 - $843;
2002 - $347; thereafter - $138.

Investments in operating leases at December 31 were as follows (in millions):

                                                                     1997             1996
                                                                   -------          ------
                  Vehicles and other equipment, at cost            $44,705          $38,722
                  Lease origination costs                               65               57
                  Accumulated depreciation                          (7,487)          (6,204)
                  Allowance for credit losses                         (312)            (321)
                                                                   -------          -------
                    Net investments in operating leases            $36,971          $32,254
                                                                   =======          =======

Minimum rentals on operating leases are contractually due as follows
(in millions):  1998 - $12,773; 1999 - $9,183; 2000 - $1,462; 2001 - $156;
2002 - $73; thereafter - $349.

Depreciation expense for assets subject to operating leases is provided primarily on the straight-line method over the term of the lease in amounts necessary to reduce the carrying amount of the asset to its estimated residual value. Gains and losses upon disposal of the asset also are included in depreciation expense. Depreciation expense was as follows (in millions): 1997 - $6,505; 1996 - $5,867; 1995 - $5,508.

Allowances for credit losses are estimated and established as required based on historical experience and other factors that affect collectibility. Finance receivables and lease investments are charged to the allowances for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowances for credit losses.

-----------------------------------------

Changes in the allowances for credit losses were as follows (in millions):

                                                       1997            1996           1995
                                                     -------         -------        ------
                         Beginning balance           $ 2,799         $ 2,391        $ 2,217
                         Additions                     2,759           2,092          1,327
                         Net losses                   (2,246)         (1,720)        (1,120)
                         Other changes                   164              36            (33)
                                                     -------         -------        -------
                           Ending balance            $ 3,476         $ 2,799        $ 2,391
                                                     =======         =======        =======

Statement of Financial Accounting Standards No. 125 ("SFAS 125") for sales of receivables was adopted January 1, 1997, and the effect was not material.


NOTE 4.  Inventories - Automotive
---------------------------------

Inventories at December 31 were as follows (in millions):

                                                                            1997           1996
                                                                           ------         -----
                  Raw materials, work in process and supplies              $2,875         $3,374
                  Finished products                                         2,593          3,282
                                                                           ------         ------
                    Total inventories                                      $5,468         $6,656
                                                                           ======         ======

                  U.S. inventories                                         $1,993         $2,280

Inventories are stated at the lower of cost or market. The cost of most U.S. inventories is determined by the last-in, first-out ("LIFO") method. The cost of the remaining inventories is determined primarily by the first-in, first-out ("FIFO") method.

If the FIFO method had been used instead of the LIFO method, inventories would have been higher by $1,397 million and $1,445 million at December 31, 1997 and 1996, respectively.


NOTE 5.  Net Property, Depreciation and Amortization - Automotive
-----------------------------------------------------------------

Net property at December 31 was as follows (in millions):

                                                                    1997            1996
                                                                  --------        --------
                  Land                                            $    393        $    415
                  Buildings and land improvements                    8,803           8,679
                  Machinery, equipment and other                    41,510          40,702
                  Construction in progress                           2,377           1,902
                                                                  --------        --------
                    Total land, plant and equipment                 53,083          51,698
                  Accumulated depreciation                         (26,004)        (26,176)
                                                                  --------        --------
                    Net land, plant and equipment                   27,079          25,522
                  Special tools, net of amortization                 7,515           8,005
                                                                  --------        --------
                    Net property                                  $ 34,594        $ 33,527
                                                                  ========        ========

Property, equipment and special tools are stated at cost, less accumulated depreciation and amortization. Property and equipment placed in service before January 1, 1993 are depreciated using an accelerated method that results in accumulated depreciation of approximately two-thirds of asset cost during the first half of the estimated useful life of the asset. Property and equipment placed in service after December 31, 1992 are depreciated using the straight-line method of depreciation over the estimated useful life of the asset. On average, buildings and land improvements are depreciated based on a 30-year life; machinery and equipment are depreciated based on a 14-year life. Special tools are amortized using an accelerated method over periods of time representing the estimated productive life of those tools.

-----------------------------------------------------------------

Depreciation and amortization expenses were as follows (in millions):

                                                        1997          1996         1995
                                                       ------        ------       -----
                  Depreciation                         $2,759        $2,644       $2,454
                  Amortization                          3,179         3,272        2,765
                                                       ------        ------       ------
                    Total                              $5,938        $5,916       $5,219
                                                       ======        ======       ======

When property and equipment are retired, the general policy is to charge the cost of those assets, reduced by net salvage proceeds, to accumulated depreciation. Maintenance, repairs and rearrangement costs are expensed as incurred and were $2,294 million in 1997, $2,325 million in 1996 and $2,206 million in 1995. Expenditures that increase the value or productive capacity of assets are capitalized. Preproduction costs related to new facilities are expensed as incurred.


NOTE 6.  Income Taxes
---------------------

Income before income taxes for U.S. and foreign operations, excluding equity in net (loss)/income of affiliated companies, was as follows (in millions):

                                                                    1997         1996         1995
                                                                  -------       ------       -----
                  U.S.                                            $ 8,622       $6,283       $5,521
                  Foreign                                           2,404          516        1,338
                                                                  -------       ------       ------
                    Total income before income taxes              $11,026       $6,799       $6,859
                                                                  =======       ======       ======

The provision for income taxes was estimated as follows (in millions):

                                                                   1997          1996         1995
                                                                  ------        ------       -----
                  Currently payable
                    U.S. federal                                  $2,130        $  655       $  971
                    Foreign                                          830           756          578
                    State and local                                  (25)          151           17
                                                                  ------        ------       ------
                      Total currently payable                      2,935         1,562        1,566
                  Deferred tax liability/(benefit)
                    U.S. federal                                     536           642          731
                    Foreign                                           78          (117)         (10)
                    State and local                                  192            79           92
                                                                  ------        ------       ------
                      Total deferred                                 806           604          813
                                                                  ------        ------       ------
                  Total provision                                 $3,741        $2,166       $2,379
                                                                  ======        ======       ======

The provision includes estimated taxes payable on that portion of retained earnings of subsidiaries expected to be received by the company. No provision was made with respect to $2.1 billion of retained earnings at December 31, 1997 that have been retained for use by foreign subsidiaries. It is not practicable to estimate the amount of unrecognized deferred tax liability for the undistributed foreign earnings.

A reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate is shown below (in millions):

                                                                   1997          1996         1995
                                                                  ------        ------       ------
           Tax provision at U.S. statutory rate of 35%            $3,859        $2,380       $2,400

           Effect of:
              Tax on foreign income                                  (30)          162          187
              State and local income taxes                           109           150           71
              The Associates IPO                                       -          (228)           -
              Hertz IPO                                              (94)            -            -
              Other income not subject to tax or
               subject to tax at reduced rates                       (10)          (33)         (47)
              Other                                                  (93)         (265)        (232)
                                                                  ------        ------       ------
                Provision for income taxes                        $3,741        $2,166       $2,379
                                                                  ======        ======       ======

           Effective tax rate                                       33.9%         31.9%        34.7%

---------------------

Deferred income taxes reflect the estimated tax effect of accumulated temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations and net operating losses of subsidiaries. The components of deferred income tax assets and liabilities at December 31 were as follows (in millions):

                                                                             1997                1996
                                                                           -------             -------
                Deferred tax assets
                Employee benefit plans                                     $ 6,378             $ 6,989
                Dealer and customer allowances and claims                    4,320               4,073
                Net operating loss carryforwards                               802                 887
                Allowance for credit losses                                  1,270               1,162
                All other                                                    1,697               1,308
                Valuation allowances                                          (251)               (396)
                                                                           -------             -------
                   Total deferred tax assets                                14,216              14,023

                Deferred tax liabilities
                Leasing transactions                                         5,588               5,488
                Depreciation and amortization
                 (excluding leasing transactions)                            4,011               3,259
                Employee benefit plans                                         997               1,275
                All other                                                    2,490               2,118
                                                                           -------             -------
                   Total deferred tax liabilities                           13,086              12,140
                                                                           -------             -------

                      Net deferred tax assets                              $ 1,130             $ 1,883
                                                                           =======             =======

Foreign net operating loss carryforwards for tax purposes were $2.3 billion at December 31, 1997. A substantial portion of these losses has an indefinite carryforward period; the remaining losses have expiration dates beginning in 2000. For financial statement purposes, the tax benefit of operating losses is recognized as a deferred tax asset, subject to appropriate valuation allowances. The company evaluates the tax benefits of operating loss carryforwards on an ongoing basis. Such evaluations include a review of historical and projected future operating results, the eligible carryforward period and other circumstances.

NOTE 7.  Liabilities - Automotive
---------------------------------

Current Liabilities
-------------------

Included in accrued liabilities at December 31 were the following (in millions):

                                                                             1997                1996
                                                                           -------             -------
                Dealer and customer allowances and claims                  $ 8,059             $ 8,738
                Employee benefit plans                                       2,154               2,185
                Deferred revenue                                             2,566               2,078
                Salaries, wages and employer taxes                             759                 983
                Postretirement benefits other than pensions                    640                 761
                Other                                                        2,072               1,842
                                                                           -------             -------
                    Total accrued liabilities                              $16,250             $16,587
                                                                           =======             =======

Noncurrent Liabilities
----------------------

Included in other liabilities at December 31 were the following (in millions):

                                                                             1997                1996
                                                                           -------             ------
                Postretirement benefits other than pensions                $15,407             $15,189
                Dealer and customer allowances and claims                    7,049               5,919
                Employee benefit plans                                       3,137               2,982
                Unfunded pension obligation                                  1,009               1,126
                Minority interests in net assets of subsidiaries                94                  93
                Other                                                        2,203               1,484
                                                                           -------             -------
                    Total other liabilities                                $28,899             $26,793
                                                                           =======             =======

NOTE 8.  Employee Retirement Benefits
-------------------------------------

Employee Retirement Plans
-------------------------

The company has two principal retirement plans in the U.S. The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other employees of the company and several finance subsidiaries in the U.S. The hourly plan provides noncontributory benefits related to employee service. The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service. Other U.S. and non-U.S. subsidiaries have separate plans that generally provide similar types of benefits covering their employees. The company and its subsidiaries also have defined benefit plans applicable to certain executives which are not funded.

The company's policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulations and union agreements. Plan assets consist principally of investments in stocks, government and other fixed income securities. The various plans generally are funded, except in Germany, where this has not been the custom, and as noted above; in those cases, an unfunded liability is recorded.

The company's pension expense, including Financial Services, was as follows (in millions):

                                          1997                        1996                        1995
                                ------------------------    ------------------------    ------------------------
                                                 Non-                        Non-                        Non-
                                U.S. Plans    U.S. Plans    U.S. Plans    U.S. Plans    U.S. Plans    U.S. Plans
                                ----------    ----------    ----------    ----------    ----------    ----------
Benefits attributed to
 employee service               $   551       $   331       $   532         $ 261       $   435       $   208
Interest on projected
 benefit obligation               1,993           857         1,838           819         1,776           785
Return on assets:
 Actual (gain)/loss              (5,933)       (1,533)       (4,112)         (958)       (5,696)       (1,201)
 Deferred gain/(loss)             3,428           602         1,802           168         3,565           435
                                -------       -------       -------         -----       -------       -------
   Recognized (gain)             (2,505)         (931)       (2,310)         (790)       (2,131)         (766)
Net amortization and other          523           209           608           237           408           234
                                -------       -------       -------         -----       -------       -------
   Net pension expense          $   562       $   466       $   668         $ 527       $   488       $   461
                                =======       =======       =======         =====       =======       =======

Discount rate for expense          7.25%          7.1%          7.0%          7.6%         8.25%          8.3%

Assumed long-term rate
 of return on assets                9.0%          9.2%          9.0%          9.2%          9.0%          9.0%

-------------------------------------

Pension expense in 1997 decreased for U.S. and non-U.S. plans as a result of increased return on plan assets and the year-to-year change in the cost of employee separation programs, offset by higher costs for pension benefit improvements and, for non-U.S. plans, lower discount rates. Pension expense in 1996 increased for U.S. and non-U.S. plans as a result of employee separation programs and lower discount rates.

The status of these plans at December 31 was as follows (in millions):

                                                            1997                               1996
                                               ------------------------------     ------------------------------
                                               Assets in    Accum.                Assets in    Accum.
                                               Excess of   Benefits               Excess of   Benefits
                                                Accum.     in Excess   Total       Accum.     in Excess   Total
                                               Benefits    of Assets   Plans      Benefits    of Assets   Plans
                                               ---------   ---------  ------      ---------   ---------  -------
U.S. Plans
 Plan assets at fair value                     $35,607     $    76    $35,683     $30,931     $     2    $30,933
 Actuarial present value of:
  Vested benefits                              $25,049     $   683    $25,732     $22,363     $   568    $22,931
  Accumulated benefits                          28,363         688     29,051      25,908         569     26,477
  Projected benefits                            30,128         795     30,923      27,557         688     28,245
 Plan assets in excess of/(less than)
  projected benefits                           $ 5,479     $  (719)   $ 4,760     $ 3,374     $  (686)   $ 2,688
 Unamortized (net asset)/net
  transition obligation a/                         (98)         11        (87)       (122)         12       (110)
 Unamortized prior service cost b/               2,339          54      2,393       2,789          82      2,871
 Unamortized net (gains)/losses c/              (5,011)        210     (4,801)     (3,082)        160     (2,922)
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)             2,709        (444)     2,265       2,959        (432)     2,527
 Adjustment required to recognize
  minimum liability d/                               -        (170)      (170)          -        (136)      (136)
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)
    recognized in the balance sheet            $ 2,709     $  (614)   $ 2,095     $ 2,959     $  (568)   $ 2,391
                                               =======     =======    =======     =======     =======    =======
 Plan assets in excess of/(less than)
  accumulated benefits                         $ 7,244     $  (612)   $ 6,632     $ 5,023     $  (567)   $ 4,456

 Assumptions:
  Discount rate at year-end                                              6.75%                              7.25%
  Average rate of increase in compensation                                5.5%                               5.5%

Non-U.S. Plans
 Plan assets at fair value                     $ 9,056     $ 2,631    $11,687     $ 8,052     $ 2,846    $10,898
 Actuarial present value of:
  Vested benefits                              $ 6,735     $ 4,747    $11,482     $ 5,682     $ 5,263    $10,945
  Accumulated benefits                           6,855       5,024     11,879       5,966       5,556     11,522
  Projected benefits                             7,953       5,358     13,311       6,951       5,914     12,865
 Plan assets in excess of/(less than)
  projected benefits                           $ 1,103     $(2,727)   $(1,624)    $ 1,101     $(3,068)   $(1,967)
 Unamortized (net asset)/net
  transition obligation a/                        (114)        326        212        (149)        421        272
 Unamortized prior service cost b/                 442         128        570         391         151        542
 Unamortized net (gains)/losses c/                (790)        727        (63)       (670)        774        104
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)               641      (1,546)      (905)        673      (1,722)    (1,049)
 Adjustment required to recognize
  minimum liability d/                               -        (849)      (849)          -        (990)      (990)
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)
    recognized in the balance sheet            $   641     $(2,395)   $(1,754)    $   673     $(2,712)   $(2,039)
                                               =======     =======    =======     =======     =======    =======
 Plan assets in excess of/(less than)
  accumulated benefits                         $ 2,201     $(2,393)   $  (192)    $ 2,086     $(2,710)   $  (624)

 Assumptions:
  Discount rate at year-end                                               6.5%                               7.1%
  Average rate of increase in compensation                                5.1%                               5.2%


- - - - -
a/ The balance of the initial difference between assets and obligation deferred for recognition over a 15-year period.
b/ The prior service effect of plan amendments deferred for recognition over remaining service.
c/ The deferred gain or loss resulting from investments, other experience and changes in assumptions.
d/ An adjustment to reflect the unfunded accumulated benefit obligation in the balance sheet for plans whose benefits exceed the assets. At December 31, 1997, the unfunded liability in excess of $500 million resulted in an increase in the charge to stockholders' equity of $70 million net of deferred taxes; at December 31, 1996, the charge to stockholders' equity was $159 million.

-------------------------------------

Postretirement Health Care and Life Insurance Benefits
------------------------------------------------------

The company and certain of its subsidiaries sponsor unfunded plans to provide selected health care and life insurance benefits for retired employees. The company's U.S. and Canadian employees may become eligible for these benefits if they retire while working for the company; however, benefits and eligibility rules may be modified from time to time. The estimated cost for these benefits is accrued over periods of employee service on an actuarially determined basis. In June 1997, the company prepaid certain 1998 and 1999 hourly health benefits by contributing $1,590 million to a Voluntary Employees' Beneficiary Association
(VEBA) trust; $736 million of this amount applies to retirees.

Net postretirement benefit expense, including Financial Services, was as follows (in millions):

                                                                       1997           1996          1995
                                                                     --------       --------       ------
         Benefits attributed to employee service                     $   242        $   268        $  223
         Interest on accumulated benefit obligation                    1,161          1,195         1,160
         Net amortization and other                                      (31)           (69)          (68)
                                                                     -------        -------        ------
           Net postretirement benefit expense                        $ 1,372        $ 1,394        $1,315
                                                                     =======        =======        ======

         Retiree benefit payments                                    $   793        $   730        $  698

The status of these plans at December 31 was as follows (in millions):

                                                                       1997           1996
                                                                     --------       -------
         Accumulated postretirement benefit obligation:
           Retirees                                                  $10,098        $ 8,614
           Active employees eligible to retire                         3,027          3,047
           Other active employees                                      4,397          4,842
                                                                     -------        -------
             Total accumulated obligation                             17,522         16,503

         Unamortized prior service cost*                                 162            256
         Unamortized net losses**                                       (757)          (438)
         Less VEBA assets at fair value                                 (736)             -
                                                                     -------        -------
           Accrued liability                                         $16,191        $16,321
                                                                     =======        =======

         Assumptions:
           Discount rate                                                 7.0%           7.5%
           Present health care cost trend rate                           6.6%           6.6%
           Ultimate trend rate in ten years                              5.0%           5.0%
           Weighted-average trend rate                                   5.5%           5.7%

         - - - - -
          *  The prior service effect of plan amendments deferred for recognition over remaining service to retirement eligibility
         **  The deferred gain or loss resulting from experience and changes in assumptions deferred for recognition over remaining service to retirement

Changing the assumed health care cost trend rates by one percentage point is estimated to change the aggregate service and interest cost components of net postretirement benefit expense for 1997 by about $190 million and the accumulated postretirement benefit obligation at December 31, 1997 by about $2 billion.

NOTE 9.  Debt
-------------

The fair value of debt was estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

Automotive
----------

Debt at December 31 was as follows (in millions):
                                                                       Weighted Average
                                                                         Interest Rate*            Book Value
                                                                       ------------------     -----------------
                                                          Maturity      1997        1996       1997       1996
                                                          --------     ------      ------     ------     ------
       Debt payable within one year
       Short-term debt                                                   7.9%       6.2%      $  592     $1,021
       Long-term debt payable within one year                                                    537        640
                                                                                              ------     ------
         Total debt payable within one year                                                    1,129      1,661

       Long-term debt                                     1999-2097      8.5%       8.6%       7,047      6,495
                                                                                              ------     ------

         Total debt                                                                           $8,176     $8,156
                                                                                              ======     ======

       Fair value                                                                             $8,988     $8,680
       - - - - -
       *Excludes the effect of interest rate swap agreements

Long-term debt at December 31, 1997 included maturities as follows (in millions): 1998 - $537 (included in current liabilities); 1999 - $144; 2000 - $984; 2001 - $1,138; 2002 - $436; thereafter - $4,345.

Included in long-term debt at December 31, 1997 and 1996 were obligations of $6,864 million and $5,961 million, respectively, with fixed interest rates and $183 million and $534 million, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1997 and 1996 were $372 million and $756 million, respectively.

Agreements to manage exposures to fluctuations in interest rates, which include primarily interest rate swap agreements and futures contracts, did not change the overall weighted-average interest rate on long-term debt and the obligations subject to variable interest rates of $183 million at December 31, 1997. At December 31, 1996, these agreements decreased the weighted-average interest rate on long-term debt and effectively decreased the obligations subject to variable rates to $363 million.

Financial Services
------------------

Debt at December 31 was as follows (in millions):

                                                                       Weighted Average
                                                                         Interest Rate*            Book Value
                                                                       ------------------     -------------------
                                                          Maturity      1997        1996        1997       1996
                                                          --------     ------      ------     --------   --------
       Debt payable within one year
       Unsecured short-term debt                                                              $  3,684   $  2,489
       Commercial paper                                                                         63,834     57,726
       Other short-term debt                                                                     3,985      4,757
                                                                                              --------   --------
         Total short-term debt                                          6.0%        5.6%        71,503     64,972
       Long-term debt payable within one year                                                   15,370     14,592
                                                                                              --------   --------
         Total debt payable within one year                                                     86,873     79,564

       Long-term debt
       Secured indebtedness                               1999-2005     9.3%        8.5%            64         70
       Unsecured senior indebtedness
         Notes and bank debt                              1999-2048     6.6%        6.7%        67,477     66,893
         Debentures                                       2006-2037     5.6%        5.6%         2,313      1,787
         Unamortized (discount)                                                                     (6)       (19)
                                                                                              --------   --------
           Total unsecured senior indebtedness                                                  69,784     68,661
       Unsecured subordinated indebtedness
         Notes                                            2002-2021     8.5%        8.8%         2,946      1,500
         Debentures                                         2009        7.3%        7.3%           425        425
         Unamortized (discount)                                                                    (21)       (15)
                                                                                              --------   --------
           Total unsecured subordinated indebtedness                                             3,350      1,910
                                                                                              --------   --------
             Total long-term debt                                                               73,198     70,641
                                                                                              --------   --------
               Total debt                                                                     $160,071   $150,205
                                                                                              ========   ========

       Fair value                                                                             $161,872   $150,939
       - - - - -
       *Excludes the effect of interest rate swap agreements

-------------

Financial Services (continued)
------------------

Information concerning short-term borrowings (excluding long-term debt payable within one year) is as follows (in millions):

                                                                             1997           1996            1995
                                                                           --------       --------        ------
        Average amount of short-term borrowings                            $65,592        $62,529         $60,203
        Weighted-average short-term interest rates per annum
         (average year)                                                        5.3%           5.7%            6.0%
        Average remaining term of commercial paper
         at December 31                                                    30 days        33 days         34 days

Long-term debt at December 31, 1997 included maturities as follows (in millions): 1998 - $15,370; 1999 - $16,343; 2000 - $13,474; 2001 - $12,258; 2002
- 13,475; thereafter - $17,648.

Included in long-term debt at December 31, 1997 and 1996 were obligations of $56.7 billion and $55.8 billion, respectively, with fixed interest rates and $16.5 billion and $14.8 billion, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1997 and 1996 were $27 billion and $28 billion, respectively. These obligations were issued primarily to fund foreign business operations.

Outstanding commercial paper at December 31, 1997 totaled $40.9 billion at Ford Credit, $19.5 billion at The Associates, and $1.4 billion at Hertz, with an average remaining maturity of 24 days, 28 days, and 18 days, respectively.

Agreements to manage exposures to fluctuations in interest rates include primarily interest rate swap agreements. At December 31, 1997, these agreements decreased the weighted-average interest rate on long-term debt to 6.5%, compared with 6.6% excluding these agreements, and effectively decreased the obligations subject to variable interest rates to $11.8 billion; the weighted-average interest rate on short-term debt excluding these agreements did not change materially. At December 31, 1996, these agreements decreased the weighted-average interest rate on long-term debt to 6.4%, compared with 6.7% excluding these agreements, and effectively decreased the obligations subject to variable rates to $13.6 billion; the weighted-average interest rate on short-term debt increased to 5.7%, compared with 5.6% excluding these agreements.

Support Facilities
------------------

At December 31, 1997 Ford had long-term contractually committed global credit agreements under which $8.3 billion is available from various banks at least through June 30, 2002. The entire $8.3 billion may be used, at Ford's option, by any affiliate of Ford; however, any borrowing by an affiliate will be guaranteed by Ford. Ford also has the ability to transfer on a nonguaranteed basis $8 billion of such credit lines in varying portions to Ford Motor Credit Company ("Ford Credit"), a subsidiary of Ford, and to Ford Credit Europe plc ("Ford Credit Europe"), a subsidiary of Ford Credit. In addition, at December 31, 1997, $471 million of contractually committed credit facilities were available to various Automotive affiliates outside the U.S. Approximately $66 million of these facilities were in use at December 31, 1997.

-------------

At December 31, 1997, Financial Services had a total of $42.9 billion of contractually committed support facilities (excluding the $8 billion available under Ford's global credit agreements). Of these facilities, $23.8 billion are contractually committed global credit agreements under which $19.2 billion and $4.6 billion are available to Ford Credit and Ford Credit Europe, respectively, from various banks; 61% and 77%, respectively, of such facilities are available through June 30, 2002. The entire $19.2 billion may be used, at Ford Credit's option, by any subsidiary of Ford Credit, and the entire $4.6 billion may be used, at Ford Credit Europe's option, by any subsidiary of Ford Credit Europe. Any borrowings by such subsidiaries will be guaranteed by Ford Credit or Ford Credit Europe, as the case may be. At December 31, 1997, $154 million of the Ford Credit global facilities were in use; $597 million of the Ford Credit Europe global facilities were in use. Other than the global credit agreements, the remaining portion of the Financial Services support facilities at December 31, 1997 consisted of $17 billion of contractually committed support facilities available to various affiliates in the U.S. and $2.1 billion of contractually committed support facilities available to various affiliates outside the U.S.; at December 31, 1997, approximately $1 billion of these facilities were in use. Furthermore, banks provide $1.6 billion of liquidity facilities to support the asset-backed commercial paper program of a Ford Credit sponsored special purpose entity.

NOTE 10.  Capital Stock
-----------------------

At December 31, 1997, all general voting power was vested in the holders of Common Stock and the holders of Class B Stock, voting together without regard to class. At that date, the holders of Common Stock were entitled to one vote per share and, in the aggregate, had 60% of the general voting power; the holders of Class B Stock were entitled to such number of votes per share as would give them, in the aggregate, the remaining 40% of the general voting power, as provided in the company's Certificate of Incorporation.

The Certificate of Incorporation provides that all shares of Common Stock and Class B Stock share equally in dividends (other than dividends declared with respect to any outstanding Preferred Stock), except that any stock dividends are payable in shares of Common Stock to holders of that class and in Class B Stock to holders of that class. Upon liquidation, all shares of Common Stock and Class B Stock are entitled to share equally in the assets of the company available for distribution to the holders of such shares.

Information concerning the Preferred Stock of the company is as follows:

                                       Series A                                        Series B
                           Cumulative Convertible Preferred Stock             Cumulative Preferred Stock
                           --------------------------------------       --------------------------------------

Liquidation preference     $50 per Depositary Share                     $25 per Depositary Share and
 shares outstanding        $129 million and 2,580 shares                $508 million and 10,163 shares
 at December 31, 1997      outstanding (2,579,962 Depositary            outstanding (20,326,463 Depositary
                           Shares)                                       Shares)

Dividends                  $4.20 per year per Depositary Share           $2.0625 per year per Depositary Share

Conversion                 Shares can be converted at any time           None
                           into shares of Common Stock of the
                           company at a rate equivalent to
                           3.2654 shares of Common Stock for
                           each Depositary Share (equivalent to
                           a conversion price of $15.3121 per
                           share of Common Stock)

Redemption                 Not redeemable prior to                       Not redeemable prior to
                           December 7, 1997                              December 1, 2002

                           On or after December 7, 1997, the             On and after December 1, 2002, and
                           stock is redeemable for cash at the           upon satisfaction of certain
                           company's option, in whole or in              conditions, the stock is redeemable
                           part, initially at an amount                  for cash at the option of Ford, in
                           equivalent to $51.68 per Depositary           whole or in part, at a redemption
                           Share and thereafter at prices                price equivalent to $25 per Depositary
                           declining to $50 per Depositary               Share, plus an amount equal to the sum
                           Share on and after December 1, 2001,          of all accrued and unpaid dividends
                           plus, in each case, an amount equal
                           to the sum of all accrued and unpaid          25,273,537 Depositary Shares were
                           dividends                                     exchanged during 1995 (see Note 1,
                                                                         "Company-Obligated Mandatorily
                                                                         Redeemable Preferred Securities of a
                                                                         Subsidiary Trust")

On January 9, 1998, all outstanding shares of Series A Preferred Stock were redeemed at an amount equivalent to $51.68 per Depositary Share plus unpaid dividends.

On January 22, 1998, the company announced an offer to purchase all Depositary Shares representing its Series B Cumulative Preferred Stock at a price of $31.40 per Depositary Share. The offer to purchase is in effect until February 26, 1998 (unless extended by the company).

The Series B Preferred Stock ranks (and any other outstanding Preferred Stock of the company would rank) senior to the Common Stock and Class B Stock in respect of dividends and liquidation rights.

NOTE 11.  Stock Options
-----------------------

The company has stock options outstanding under the 1985 Stock Option Plan and the 1990 Long-Term Incentive Plan. These Plans were approved by the stockholders. No further grants may be made under the 1985 Plan. Grants may be made under the 1990 Plan through April 2000. Options granted in 1997 and subsequent years under the 1990 Plan become exercisable 33% after one year from the date of grant, 67% after two years and in full after three years. In general, options granted under the 1985 Plan and options granted prior to 1997 under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options under both Plans expire after 10 years. Certain options outstanding under the Plans were granted an equal number of accompanying stock appreciation rights which may be exercised in lieu of the options. Under the Plans, a stock appreciation right entitles the holder to receive, without payment, the excess of the fair market value of the Common Stock on the date of exercise over the option price, either in Common Stock or cash or a combination. In addition, grants of Contingent Stock Rights were made with respect to 936,300 shares in 1997, 865,100 shares in 1996 and 884,500 shares in 1995 under the 1990 Long-Term Incentive Plan (not included in the tables below). The number of shares ultimately awarded will depend on the extent to which the Performance Target specified in each Right is achieved, individual performance of the recipients and other factors, as determined by the Compensation and Option Committee of the Board of Directors.

Under the 1990 Plan, up to 1% of Common Stock issued as of December 31 of any year may be made available for stock options and other plan awards in the next succeeding calendar year. That limit may be increased up to 2% in any year, with a corresponding reduction in shares available for grants in future years. Any unused portion of the 1% limit for any calendar year may be carried forward and made available for Plan awards in succeeding calendar years. At December 31, 1997, the number of unused shares carried forward aggregated to 1,130,322 shares.

Information concerning stock options is as follows (shares in millions):

                                                  1997                   1996                 1995
                                            ------------------    ------------------   ------------------
                                                     Weighted-             Weighted-            Weighted-
                                                      Average              Average               Average
                                                     Exercise             Exercise              Exercise
    Shares subject to option                Shares    Price       Shares    Price      Shares     Price
    ------------------------                ------   ---------    ------  ----------   ------   ---------
    Outstanding at beginning of period       50.3     $26.93       48.5     $25.22      43.3      $23.24
    New grants (based on fair value of
     Common Stock at dates of grant)          8.6      32.05        8.0      32.69       9.7       32.00
    Exercised*                               (8.3)     23.19       (5.2)     20.32      (3.4)      19.62
    Surrendered upon exercise of stock
     appreciation rights                     (0.4)     22.44       (0.7)     23.03      (0.9)      23.19
    Terminated and expired                   (0.2)     30.86       (0.3)     31.14      (0.2)      28.05
                                            -----                 -----                -----
    Outstanding at end of period             50.0 **   28.44       50.3      26.93      48.5       25.22
    Outstanding but not exercisable         (21.6)                (21.5)               (22.6)
                                            -----                 -----                -----
      Exercisable at end of period           28.4      25.84       28.8      23.61      25.9       21.77
                                            =====                 =====                =====

    - - - - -
     * Exercised at option prices ranging from $15.00 to $32.69 during 1997, $13.42 to $29.06 during 1996, and $9.09 to $29.06 during 1995
    ** Included 2.0 and 48.0 million shares under the 1985 and 1990 Plans, respectively, at option prices ranging from $15.00 to $45.84 per share. At December 31, 1997, the weighted-average remaining exercise period relating to the outstanding options was 6.9 years

The estimated fair value as of date of grant of options granted in 1997, 1996 and 1995, using the Black-Scholes option-pricing model, was as follows:

                                                              1997          1996          1995
                                                             ------        ------        -----
               Estimated fair value per share of
                options granted during the year              $5.76         $6.93         $7.16

               Assumptions:
                Annualized dividend yield                      4.8%          4.3%          3.9%
                Common Stock price volatility                 22.1%         25.2%         26.2%
                Risk-free rate of return                       6.7%          6.2%          5.8%
                Expected option term (in years)                  5             5             5


-----------------------

The company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," effective with 1996 financial statements, but elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted in 1997, 1996 and 1995, the pro forma effects on the company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                            1997                      1996                       1995
                                    -------------------       --------------------       -------------------
                                       As         Pro            As         Pro             As         Pro
                                    Reported     Forma*       Reported     Forma*        Reported     Forma*
                                    --------     ------       --------     ------        --------     ------
Net income (in millions)             $6,920      $6,892        $4,446      $4,428         $4,139      $4,138

Income per share
    Basic                            $ 5.75      $ 5.73        $ 3.73      $ 3.71         $ 3.58      $ 3.58
    Diluted                          $ 5.62      $ 5.60        $ 3.64      $ 3.63         $ 3.33      $ 3.33

- - - - -
* The pro forma disclosures may not be representative of the effects on reported net income and earnings per share for future periods because only stock options that were granted beginning in 1995 are included in the above table. The estimated fair value, before tax, of options granted in 1997, 1996 and 1995 was $48 million, $54 million and $68 million respectively.

NOTE 12.  Litigation and Claims
-------------------------------

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the company and its subsidiaries, including those arising out of alleged defects in the company's products; governmental regulations relating to safety, emissions and fuel economy; financial services; employment-related matters; intellectual property rights; product warranties; and environmental matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the company for certain of the matters discussed in the foregoing paragraph where losses are deemed probable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to the company or the subsidiary involved and could require the company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 1997. The company does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on future consolidated financial statements for a particular year, although such an outcome is possible.


NOTE 13.  Commitments and Contingencies
---------------------------------------

At December 31, 1997, the company had the following minimum rental commitments under non-cancelable operating leases (in millions): 1998 - $524; 1999 - $400; 2000 - $301; 2001 - $182; 2002 - $132; thereafter - $254. These amounts include rental commitments related to the sale and leaseback of certain Automotive machinery and equipment.

Ford in the U.S. and Ford of Canada have entered into agreements with banks to provide credit card programs that offer rebates that can be applied against the purchase or lease of Ford vehicles. The maximum amount of rebates available to qualified cardholders at December 31, 1997 and 1996 was $1.8 billion and $1.6 billion, respectively. The company has provided for the estimated net cost of these programs as a sales incentive based on the estimated number of participants who ultimately will purchase vehicles. The U.S. program was discontinued December 31, 1997; rebates earned prior to program discontinuance will be valid for up to five years following the calendar year in which earned subject to certain restrictions.

Certain Financial Services subsidiaries make credit lines available to holders of their credit cards. At December 31, 1997 and 1996, the unused portion of available credit was approximately $29.3 billion and $18.8 billion, respectively, and is revocable under specified conditions. The fair value of unused credit lines and the potential risk of loss were not considered to be material.


NOTE 14.  Financial Instruments
-------------------------------

Estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of instrument. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange.

-------------------------------

Balance Sheet Financial Instruments
-----------------------------------

Information about specific valuation techniques and estimated fair values is provided throughout the Notes to Financial Statements. Book value and estimated fair value amounts at December 31 were as follows (in millions):

                                              1997                        1996
                                    -----------------------     ------------------------
                                      Book           Fair         Book            Fair       Fair Value
                                      Value          Value        Value           Value      Reference
                                    --------       --------     --------        --------    -----------
       Automotive
       Marketable securities        $ 14,519       $ 14,519     $ 11,836        $ 11,836       Note 2
       Debt                            8,176          8,988        8,156           8,680       Note 9

       Financial Services
       Marketable securities        $  2,201       $  2,201     $  2,302        $  2,302       Note 2
       Receivables                   128,594        131,976      120,832         122,104       Note 3
       Debt                          160,071        161,872      150,205         150,939       Note 9

Foreign Currency and Interest Rate Instruments
----------------------------------------------

The fair value of foreign currency and interest rate instruments was estimated using current market prices provided by outside quotation services. The estimated fair value, notional amount and deferred loss at December 31 were as follows (in millions):

                                                      1997                               1996
                                               -------------------              --------------------
                                                Fair     Deferred                Fair       Deferred
                                               Value       (Loss)*               Value       (Loss)*
                                               ------    ---------              -------     --------
       Foreign currency instruments                        $(63)                             $(132)
       - Assets                                $  289                            $  259
       - Liabilities                            1,207                             1,168

       Interest rate instruments                              -                                 -
       - Assets                                   548                               436
       - Liabilities                              182                               319

       - - - - -
       * Deferred losses are offset by unrecognized gains on the underlying transactions or commitments

The notional amount represents the contract amount, not the amount at risk. The notional amount for foreign currency instruments was $30,977 million at December 31 1997, and $29,700 million at December 31, 1996. The notional amount for interest rate instruments was $90,428 million at December 31, 1997, and $76,200 million at December 31, 1996.

Counterparty Credit Risk
------------------------

Ford manages its foreign currency and interest rate counterparty credit risks by limiting exposure to and by monitoring the financial condition of each counterparty. The amount of exposure Ford may have to a single counterparty on a worldwide basis is limited by company policy. In the unlikely event that a counterparty fails to meet the terms of a foreign currency or an interest rate instrument, the company's risk is limited to the fair value of the instrument.

Other Financial Agreements
--------------------------

At December 31, 1997, the notional amount of commodity hedging contracts outstanding totaled $496 million; the notional amount at December 31, 1996 was $505 million. The company also had guaranteed $860 million of debt of unconsolidated subsidiaries, affiliates and others. The risk of loss under these financial agreements is not material.

NOTE 15.  Acquisitions, Dispositions and Restructuring
------------------------------------------------------

Asset Write-Downs and Dispositions - Financial Services
-------------------------------------------------------

During third quarter 1996, Ford Leasing Corporation, then known as USL Capital Corporation ("USL Capital'), a subsidiary of Ford Holdings, concluded a series of transactions for the sale of substantially all of its assets, as well as certain assets owned by Ford Credit and managed by USL Capital. Proceeds from the sale were used to pay down related liabilities and debt.

The company recorded a pre-tax charge in 1996 totaling $384 million ($233 million after taxes) to recognize the estimated value of its outstanding notes receivable from, and preferred stock investment in, Budget Rent a Car Corporation ("BRAC"). The initial provision taken in second quarter 1996 totaling $700 million ($437 million after taxes) resulted from conclusions reached in a study of Ford's rental car business strategy. In accordance with SFAS 114, the notes receivable provision reflected primarily the unsecured portion of financing provided to BRAC by Ford. The preferred stock write-down reflected recognition of the fair value of Ford's investment at the time. In fourth quarter 1996, the notes receivable provision was reduced by $316 million ($204 million after taxes), reflecting a strengthening of the rental car business, recent sales of rental car franchises, and increased investor interest that led to a reassessment of the value of notes receivable from BRAC to Ford. During 1997, Team Rental Group, Inc. ("Team Rental") acquired all of the outstanding common stock of BRAC; Ford became the owner of approximately 22% of Team Rental as a result of the partial repayment in Team Rental stock of Ford's loans to BRAC. In fourth quarter 1997, Ford sold its shares of Budget Group (formerly "Team Rental") stock. The gain on sale was not material.

The effect of the USL Capital disposition and BRAC write-down on the company's results from operations are summarized below (in millions):

                                                                          1996
                                                              -----------------------------
                                                              Income/(loss)       Net
                                                              Before Taxes    Income/(loss)
                                                              -------------   -------------
         Sale of USL Capital's assets                            $ 263          $  95
         Write-down for Budget Rent a Car Corporation             (384)          (233)
                                                                 -----          -----
              Total                                              $(121)         $(138)
                                                                 =====          =====

Sale of Common Stock of a Subsidiary
------------------------------------

During April 1997, The Hertz Corporation ("Hertz"), a subsidiary of Ford, completed an initial public offering ("IPO") of its common stock representing a 19.1% economic interest in Hertz. Ford recorded in second quarter 1997 a non-operating gain of $269 million resulting from the IPO; the gain was not subject to income taxes.

During May 1996, Associates First Capital Corporation ("The Associates"), a subsidiary of Ford, completed an IPO of its common stock representing a 19.3% economic interest in The Associates. Ford recorded in second quarter 1996 a non-operating gain of $650 million resulting from the IPO; the gain was not subject to income taxes.

Investment in Mazda Motor Corporation
-------------------------------------

During May 1996, Ford increased its investment in Mazda Motor Corporation ("Mazda") from its existing 24.5% ownership interest to a 33.4% ownership interest by purchasing from Mazda newly-issued shares of common stock for an aggregate purchase price of $484 million. In connection with the purchase of shares, Mazda agreed to coordinate more closely with Ford its strategies and plans, particularly in the areas of product development, manufacturing and distribution of vehicles, so as to improve the competitiveness and economies of scale of both companies. Ford and Mazda remain separate public companies with separate identities. Ford is not responsible for any of Mazda's liabilities, debts or other obligations, and Mazda's operating results and financial position are not consolidated with those of Ford; Mazda continues to be reflected in Ford's consolidated financial statements on an equity basis.

------------------------------------------------------

Dissolution of Autolatina Joint Venture
---------------------------------------

During fourth quarter 1995, the company's joint venture with Volkswagen AG in Brazil and Argentina (Autolatina) was dissolved. The dissolution resulted in a gain of $230 million, primarily from a one-time cash compensation payment to Ford. Prior to dissolution, the company held a 49% interest in Autolatina and accounted for it on an equity basis. Effective December 31, 1995, the assets and liabilities of the new entities in Brazil and Argentina were consolidated in the company's balance sheet; revenues and costs for 1996 were consolidated in the company's income statement. Automotive revenues and costs for 1995 exclude these entities; the company's income statement for 1995 included Ford's equity share in the results of the Autolatina joint venture.

Sale of Annuity Business
------------------------

During 1995, the company agreed to sell its annuity business to SunAmerica, Inc. for $173 million. The sale was completed in early 1996. The company recognized a one-time charge related to the sale that was not material. The company's income statement included the results of operations of the annuity business through December 31, 1995. Net assets of the annuity business were included in the balance sheet under Financial Services - Other Assets at December 31, 1995.

Restructurings
--------------

The company recorded a pre-tax charge in second quarter 1997 totaling $272 million ($169 million after taxes) reflecting actions that will be completed during 1997 and 1998. These include primarily the discontinuation of passenger car production at the Lorain Assembly Plant resulting in a write-down of surplus assets. The charge also included employee termination costs related to the elimination of a shift at the Halewood (England) Plant, and a loss on the sale of the Heavy Truck business.

Costs for special voluntary employee separation programs reduced the company's Automotive net income for 1996 and 1995 by $436 million and $146 million, respectively. These programs affected about 3,500 salaried employees in 1996, primarily in the U.S.; there also were reductions in hourly employment outside the U.S. Costs for voluntary separation programs are recognized in expense when employees accept offers of early retirement or termination and the costs can be reasonably estimated.

NOTE 16.  Cash Flows
--------------------

The reconciliation of net income to cash flows from operating activities is as follows (in millions):

                                                        1997                    1996                    1995
                                                ---------------------   ---------------------   ---------------------
                                                            Financial               Financial               Financial
                                                Automotive  Services    Automotive  Services    Automotive  Services
                                                ----------  ---------   ----------  ---------   ----------  ---------
Net income                                       $ 4,714    $ 2,206      $ 1,655    $ 2,791      $ 2,056    $ 2,083
Adjustments to reconcile net income
 to cash flows from operating activities:
  Depreciation and amortization                    5,938      7,645        5,916      6,875        5,219      6,500
  Losses/(earnings) of affiliated
   companies in excess of dividends
   remitted                                          127         (1)          44        (16)         191          7
  Provision for credit and
   insurance losses                                    -      3,230            -      2,564            -      1,818
  Foreign currency adjustments                       (27)         -          156          -          (64)         -
  Net (purchases)/sales of trading
   securities                                     (2,307)        67       (5,180)        62          672        239
  Provision for deferred income taxes                908       (102)          74        530           88        725
  Gain on sale of common stock of a
   subsidiary (Note 15)                                -       (269)           -       (650)           -          -
  Changes in assets and liabilities:
   (Increase)/decrease in accounts
    receivable and other current assets             (179)       256       (2,183)    (1,328)         129       (843)
   Decrease/(increase) in inventory                1,234          -          553          -          (46)         -
   Increase/(decrease) in accounts payable
    and accrued and other liabilities              3,854       (121)       5,447      1,303          730      1,461
  Other                                             (278)       739           94        550         (126)       332
                                                 -------    -------      -------    -------      -------    -------
Cash flows from operating activities             $13,984    $13,650      $ 6,576    $12,681      $ 8,849    $12,322
                                                 =======    =======      =======    =======      =======    =======

The company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits and government, agency and corporate obligations, to be cash equivalents. Automotive cash equivalents at December 31, 1997 and 1996 were $5.8 billion and $2.8 billion, respectively; Financial Services cash equivalents at December 31, 1997 and 1996 were $0.8 billion and $2.8 billion, respectively. Cash flows resulting from futures contracts, forward contracts and options that are accounted for as hedges of identifiable transactions are classified in the same category as the item being hedged. Purchases, sales and maturities of trading securities are included in cash flows from operating activities. Purchases, sales and maturities of available-for-sale and held-to-maturity securities are included in cash flows from investing activities.

Cash paid for interest and income taxes was as follows (in millions):

                                                         1997          1996        1995
                                                       -------       -------      ------
                           Interest                    $10,430       $10,250      $9,586
                           Income taxes                  1,301         1,285       1,425

NOTE 17.  Segment Information
-----------------------------

The company's major geographic areas are the United States and Europe. Other geographic areas (primarily Canada, Mexico, South America and Asia Pacific) individually are not material. Financial information segregated by major geographic area is as follows (in millions):

Automotive
----------                                                         1997             1996              1995
                                                                 --------         --------          --------
Sales to unaffiliated customers
   United States                                                 $ 81,313         $ 76,048          $ 73,870
   Europe                                                          24,424           27,006            26,132
   All other                                                       17,198           14,969            10,494
                                                                 --------         --------          --------
Total                                                            $122,935         $118,023          $110,496
                                                                 ========         ========          ========

Intercompany sales among geographic areas*
  United States                                                  $ 14,893         $ 11,232          $ 10,438
  Europe                                                            3,602            2,900             2,765
  All other                                                        15,500           14,812            12,060
                                                                 --------         --------          --------
    Total                                                        $ 33,995         $ 28,944          $ 25,263
                                                                 ========         ========          ========

Total sales
  United States                                                  $ 96,206         $ 87,280          $ 84,308
  Europe                                                           28,026           29,906            28,897
  All other                                                        32,698           29,781            22,554
  Elimination of intercompany sales                               (33,995)         (28,944)          (25,263)
                                                                 --------         --------          --------
    Total                                                        $122,935         $118,023          $110,496
                                                                 ========         ========          ========

Operating income/(loss)
  United States                                                  $  5,433         $  2,800          $  2,409
  Europe                                                              343             (497)               20
  All other                                                         1,170              213               852
                                                                 --------          -------          --------
    Total                                                        $  6,946         $  2,516          $  3,281
                                                                 ========         ========          ========

Net income/(loss)
  United States                                                  $  3,706         $  2,007          $  1,843
  Europe                                                              273             (291)              116
  All other                                                           735              (61)               97
                                                                 --------         --------          --------
    Total                                                        $  4,714         $  1,655          $  2,056
                                                                 ========         ========          ========

Assets at December 31
  United States                                                  $ 52,301         $ 48,064          $ 43,421
  Europe                                                           16,306           15,121            15,137
  All other                                                        16,472           16,473            14,214
                                                                 --------         --------          --------
Total                                                            $ 85,079         $ 79,658          $ 72,772
                                                                 ========         ========          ========

Capital expenditures (facilities, machinery
 and equipment and tooling)
  United States                                                  $  4,494         $  4,493          $  5,296
  Europe                                                            2,411            1,905             1,892
  All other                                                         1,237            1,811             1,488
                                                                 --------         --------          --------
    Total                                                        $  8,142         $  8,209          $  8,676
                                                                 ========         ========          ========

- - - - -
* Intercompany sales among geographic areas consist primarily of vehicles, parts and components manufactured by the company and various subsidiaries and sold to different entities within the consolidated group; transfer prices for these transactions are established by agreement between the affected entities

Financial Services
------------------                                                 1997             1996              1995
                                                                 --------         --------          --------
Revenues
  United States                                                  $ 24,268         $ 22,839          $ 21,383
  Europe                                                            3,194            3,472             3,144
    All other                                                       3,230            2,657             2,114
                                                                 --------         --------          --------
    Total                                                        $ 30,692         $ 28,968          $ 26,641
                                                                 ========         ========          ========

Income before income taxes**
  United States                                                  $  2,837         $  3,363          $  2,822
  Europe                                                              506              454               493
  All other                                                           514              405               224
                                                                 --------         --------          --------
    Total                                                        $  3,857         $  4,222          $  3,539
                                                                 ========         ========          ========

- - - - -
** Financial Services activities do not report operating income; income before income taxes is representative of operating income

-----------------------------

Financial Services (continued)
------------------

                                                                   1997             1996              1995
                                                                 --------         --------          --------
Net income
  United States                                                  $  1,656         $  2,216          $  1,718
  Europe                                                              331              268               321
  All other                                                           219              307                44
                                                                 --------         --------          --------
    Total                                                        $  2,206         $  2,791          $  2,083
                                                                 ========         ========          ========

Assets at December 31
  United States                                                  $154,263         $144,494          $137,154
  Europe                                                           20,850           22,788            20,237
  All other                                                        18,905           15,927            13,120
                                                                 --------         --------          --------
    Total                                                        $194,018         $183,209          $170,511
                                                                 ========         ========          ========


NOTE 18.  Summary Quarterly Financial Data (Unaudited)
------------------------------------------------------
(in millions, except amounts per share)

                                                  1997                                         1996
                                 ----------------------------------------     ----------------------------------------
                                  First      Second     Third     Fourth       First     Second      Third     Fourth
                                 Quarter     Quarter   Quarter    Quarter     Quarter    Quarter    Quarter    Quarter
                                 -------     -------   -------    -------     -------    -------    -------    -------
Automotive
   Sales                         $30,037*   $32,805    $28,196    $31,897     $28,297*   $31,762*   $26,459    $31,505
   Operating income/(loss)         1,704      2,444        846      1,952         315      1,624         19        558

Financial Services
   Revenues                        7,277      7,460      7,900      8,055       6,928      7,211      7,501      7,328
   Income before income taxes        830      1,199        912        916         832        947      1,268      1,175

Total Company
   Net income                    $ 1,469    $ 2,530    $ 1,125    $ 1,796     $   653    $ 1,903    $   686    $ 1,204
Less:
  Preferred stock dividend
    requirements                      14         14         13         13          19         16         16         14
                                 -------    -------    -------    -------     -------    -------    -------    -------
   Income attributable
    to Common and Class B Stock  $ 1,455    $ 2,516    $ 1,112    $ 1,783     $   634    $ 1,887    $   670    $ 1,190
                                 =======    =======    =======    =======     =======    =======    =======    =======

AMOUNTS PER SHARE OF COMMON
 AND CLASS B STOCK AFTER
 PREFERRED STOCK DIVIDENDS**

   Basic income                  $  1.23    $  2.11    $  0.93    $  1.48     $  0.54    $  1.61    $  0.57    $  1.01

   Diluted income                   1.20       2.06       0.91       1.45        0.53       1.56       0.56       0.99

   Cash dividends                  0.385       0.42       0.42       0.42        0.35       0.35      0.385      0.385

- - - - -

 * Restated to reflect accounting adjustments to revenues (and costs) with no effect on operating or net income

** Amounts for prior periods have been restated, where applicable, to reflect adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share".

Coopers & Lybrand L.L.P.





                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
Ford Motor Company

We have audited the consolidated balance sheet of Ford Motor Company and Subsidiaries at December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ford Motor Company and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/Coopers & Lybrand L.L.P.


400 Renaissance Center
Detroit, Michigan  48243
313-446-7100
January 26, 1998